(Retail)

Exhibit 8(dddd)(6)

Amendment No. 4 to Participation Agreement (TST)

AMENDMENT NO. 4

TO

PARTICIPATION AGREEMENT

BETWEEN

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

AND

TRANSAMERICA CAPITAL, INC.

This amendment to the Participation Agreement (the “Agreement”), dated October 20, 2008, is entered into by and between Transamerica Advisors Life Insurance Company, an Arkansas corporation (the “Insurance Company”) and Transamerica Capital, Inc., a California company (the “Distributor”) and is effective May 1, 2013.

WHEREAS, the Insurance Company and the Distributor, desire to amend the Agreement, as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. The existing first paragraph is deleted in its entirety and replaced with the following:

THIS AGREEMENT, made and entered into this 20th day of October, 2008, by and among Transamerica Advisors Life Insurance Company, an Arkansas life insurance company (the “Insurance Company”), on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto, as may be revised from time to time, with notice to all parties, (hereinafter referred to individually as the “Account”) and Transamerica Capital, Inc., (the “ Underwriter”), a California corporation.

2. The existing first “WHEREAS” clause is deleted in its entirety and replaced with the following:

WHEREAS, the Underwriter, which serves as distributor to the registered investment companies listed on Schedule A hereto, as may be revised from time to time (hereinafter referred to as the “Funds”), is registered as a broker –dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, and is a member in good standing if the Financial Industry Regulatory Authority (“FINRA”);

3. The existing second “WHEREAS” clause is deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as may be revised from time to time, with notice to all parties (the “Contracts”).

4. The existing sixth “WHEREAS” clause is deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance and taxation laws and regulations, the Company intends to purchase shares in the Funds (and classes thereof) listed in Schedule A hereto, as may be revised from time to time with notice to all parties, and the Underwriter is authorized to sell such shares in the Funds, and classes thereof, to the Account at net asset value.

5. A new paragraph, numbered consecutively, is added to Article II. Representations, Warranties and Agreements, as follows:

2.11 Commodity Pool Operator.

The Trust agrees to promptly notify the Insurance Company when any series fails to meet the exclusions set forth in Commodity Futures Trading Commission (the “CFTC”) Rule 4.5(c)(2)(iii), thereby requiring the investment adviser of the series, or any other affiliate, to register with the CFTC as a Commodity Pool Operator (“CPO”), as defined under the Commodity Exchange Act (the “CEA”), with respect to such series. Until such notification is provided to the Insurance Company, the Trust represents and warrants that none of its series require an investment adviser of any series or any other affiliate to register with the CFTC as a CPO. The Trust further represents and warrants that it will comply with the CEA and CFTC rules and regulations regarding CPO registration, to the extent required.

6. The parties agree to combine existing Schedules A and B into a single schedule, hereby referenced as “Schedule A”. Existing Schedules A and B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A, which may be revised from time to time, with notice to all parties. All references to Schedule B in the Agreement are hereafter, a reference to Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

TRANSAMERICA CAPITAL, INC.

By:	/s/ Brenda L. Smith
Name:	Brenda L. Smith
Title:	Vice President

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

POLICIES/CONTRACTS

Merrill Lynch Investor Choice Annuity® (IRA Series)

FUNDS – CLASS A SHARES

Transamerica Diversified Equity

Transamerica Flexible Income

Transamerica Growth Opportunities

Transamerica Small/Mid Cap Value

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